EXHIBIT 99.1

         Trimble's Fiscal Third Quarter Results Exceed Revised Guidance
            Better Than Anticipated Results Driven by Strong Survey
                           and Machine Control Sales

SUNNYVALE, Calif., Oct. 24, 2002 - Trimble (Nasdaq: TRMB) today announced results for the fiscal third quarter ended September 27, 2002. The Company reported third quarter revenues of $114.7 million, versus $117.4 million in the year ago quarter. Earnings per share (EPS) for the third quarter on a Generally Accepted Accounting Principles (GAAP) basis were $0.09, versus a loss per share of ($0.11) in the year ago quarter.

Adjusted EPS for the third quarter of 2002 were $0.16, versus adjusted EPS of $0.19 in the year ago quarter. This year's third quarter GAAP and adjusted EPS benefited from a lower-than-anticipated income tax provision, which added $0.03
- $0.04, but were negatively impacted by approximately ($0.10) due to adverse events as disclosed in the Company's September 17 news release. These events led the Company to revise its third quarter revenue guidance to $110.0 - $112.0 million, and adjusted EPS guidance to $0.04 - $0.07. Specifically, the revision in guidance was related to the write-off of $1.5 million of receivables associated with the bankruptcy filing of a Japanese distributor, and the deferral of approximately $2.4 million in orders for a new geographic information systems (GIS) product until the fourth quarter due to the delayed delivery of a component by a vendor. Adjusted EPS excludes any infrequent and acquisition related charges, being primarily intangible amortization costs from acquisitions, and restructuring charges related to the Company's cost-cutting measures that are included when reporting on a GAAP basis. Adjusted EPS numbers were calculated on a diluted basis using approximately 29.2 million shares.

"We are encouraged by our results in what was a challenging quarter," said Steven W. Berglund, president and CEO of Trimble. "The combination of a late quarter surge in demand for our new survey and machine control products, and a more favorable income tax provision, helped offset the write-off associated with the bankruptcy of a Japanese distributor and the shipping delay of our new GeoExplorer CE series handheld."

Berglund continued, "Our survey, machine control and components businesses came in ahead of expectations. Our new GPS survey product that began shipping in September has been very well received, machine control continues to gain momentum following the formation of the joint venture with Caterpillar, and our components business saw strength for the second consecutive quarter. Overall, we remain cautious due to continued economic uncertainty, but at the same time, we continue to improve our competitive position through innovative new products, expanded distribution, strategic alliances and new customers."

                          Business Segment Highlights

Engineering and Construction (E&C)
Trimble's survey and machine control businesses were both ahead of expectations as a result of strong September sales. Survey benefited from the late August introduction of a new GPS product, while machine control sales remained strong, as contractors continued to realize cost and time savings, and increased productivity on the construction site due to implementation of the technology.

Trimble's Construction Instruments business produced positive operating margins for the second consecutive quarter. This turnaround stems from new and improved products, as well as the expansion of the business' distribution channels.

Trimble Field Solutions (TFS) - Agriculture and Geographic Information Systems (GIS) Trimble's GIS business was negatively impacted by softness in government spending and the delay in shipments to customers of its new GeoExplorer(R) CE series handheld, which is used for high-value data collection and mobile mapping. The Company noted the GeoExplorer CE series began shipping in early October.

Agriculture results were mixed, as a year-over-year increase in sales of precision machine control products were offset by softness in the Company's water management product line. Despite this, Trimble still expects to see double digit growth in its Agriculture business for the entire fiscal 2002.


Component Technologies (CT)
Component Technologies sales were higher than anticipated for the second consecutive quarter due to continued demand from in-vehicle navigation, embedded and wireless infrastructure customers. The Company's new postage stamp-sized, low power Lassen(TM) SQ GPS module, began shipping in volume this quarter and continues to see increasing demand in the early part of the fourth quarter.

Trimble Mobile Solutions (TMS)
Trimble Mobile Solutions' revenues increased 22 percent sequentially, as the business began to gain traction in the ready-mix concrete market. During the quarter, the Company also launched GPRS service for its Telvisant(TM) Mobile Resource Management (MRM) System in the U.S. and Canada. The GPRS service allows TMS to offer high-speed, high capacity data transfer for real-time fleet management applications at a significantly lower cost than competitive CDPD offerings.

Portfolio Technologies
Portfolio Technologies' results were below expectations due to the deferral of non-reoccurring engineering (NRE) funds in Trimble's military business.

Guidance
For the fourth quarter ending January 3, 2003, the Company expects revenues will be between $113.0 and $115.0 million. Gross margins are expected to be approximately 50 percent. Operating expenses, including approximately $2.0 million of amortization of intangibles and an expected restructuring charge of approximately $300,000, are expected to be between $48.0 and $49.0 million. Net interest expense is expected to be approximately $3.5 million, and income tax provision should be approximately $250,000. The Company anticipates other non-operating expense to be approximately $1.35 million. Within these revenue guidelines, Trimble expects adjusted EPS to be between $0.18 and $0.20, assuming
29.5 million shares outstanding.

Investor Conference Call / Webcast Details
The Company will hold a conference call on Thursday, October 24, 2002 at 8:00 AM Pacific Time to review its third quarter results. It will be broadcast live on the web at http://www.trimble.com/investors.html. A replay of the call will be available for 7 days beginning at 11:00 AM, Pacific Time. The replay number is
(800) 642-1687, and the passcode is 6029458.

About Trimble
Trimble is a leading innovator of Global Positioning System (GPS) technology. In addition to providing advanced GPS components, Trimble augments GPS with other positioning technologies, as well as wireless communications and software, to create complete customer solutions. Trimble's worldwide presence and unique capabilities position the Company for growth in emerging applications including surveying, automobile navigation, machine guidance, asset tracking, wireless platforms, and telecommunications infrastructure. Founded in 1978 and headquartered in Sunnyvale, California, Trimble has more than 2,000 employees in more than 20 countries worldwide.

For an interactive look at Company news and products, visit Trimble's Web site at http://www.trimble.com Forward Looking Statement: Certain statements made in this press release are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include the expected growth for the Company's agriculture business and the increasing demand for the Lassen SQ GPS module. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. For example, our agriculture business may not grow as expected if there is a downturn in the agriculture industry. Whether we achieve our guidance for the fourth quarter will depend on a number of factors, including: budget constraints on state and municipal governments, and the continued uncertain economic climate, as well as the other risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10-K. Undue reliance should not be placed on any forward-looking statement, contained herein. These statements reflect the Company's position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company's expectations or any change of events, conditions, or circumstances on which any such statement is based.

                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)

                                               September 27,      Dec 28,
                                                  2002             2001
                                             --------------  ------------
Assets

Current assets
   Cash and cash equivalents                     $  30,352     $  31,078
   Accounts and other receivables, net              82,015        71,680
   Inventories                                      57,368        51,810
   Other current assets                              7,702         6,536
                                             --------------  ------------
     Total current assets                          177,437       161,104

   Property and equipment, net                      23,015        27,542
   Goodwill and other purchased
   intangible assets, net                          223,751       220,304
   Deferred income taxes                               433           383
   Other assets                                     11,237        10,062
                                             --------------  ------------
                                             --------------  ------------
      Total assets                               $ 435,873     $ 419,395
                                             ==============  ============

Liabilities and Shareholders' Equity

Current liabilities
   Bank and other short-term borrowings          $  40,019     $  40,025
   Current portion of long-term debt                22,317        23,443
   Accounts payable                                 25,962        21,494
   Accrued compensation and benefits                18,089        13,786
   Accrued liabilities                              28,959        35,649
   Income taxes payable                              7,977         7,403
                                             --------------  ------------
     Total current liabilities                     143,323       141,800

Noncurrent portion of long-term debt
and other liabilities                               87,532       127,097
Noncurrent portion of deferred gain                 11,000          ----
Deferred income tax                                  1,842         7,347
Other noncurrent liabilities                         4,853         4,662
                                             --------------  ------------
     Total liabilities                             248,550       280,906
                                             --------------  ------------

Shareholders' equity
   Common stock                                    223,781       191,224
   Accumulated deficit                            (27,500)      (33,819)
   Accumulated other comprehensive loss            (8,958)      (18,916)
                                             --------------  ------------
Total shareholders' equity                         187,323       138,489
                                             --------------  ------------

Total liabilities and shareholders' equity       $ 435,873     $ 419,395
                                             ==============  ============

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

                                  Three Months Ended        Nine Months Ended
                             ----------------------------   --------------------
                               Sept 27,       Sept 28,       Sept 27,   Sept 28,
                                 2002           2001           2002       2001
                             ----------------------------   --------------------

Revenue                            $114,748    $117,437     $342,033    $368,887
Cost of sales                        57,167                  169,168     185,541
                                                 57,122
                                 -----------  ----------   ----------  ---------
   Gross Margin                      57,581      60,315      172,865     183,346
                                 -----------  ----------   ----------  ---------
   Gross Margin (%)                   50.2%       51.4%        50.5%       49.7%
                                 -----------  ----------   ----------  ---------

Operating expenses:
    Research and development         15,235      15,726       45,259     47,281

    Sales and marketing              21,338      25,345       65,362     81,016

    General and administrative       10,812       9,727       31,484     29,098

    Restructuring charges               154        363         646        2,997

    Amortization of goodwill &        1,832       7,378        6,134     22,088
    other purchased intangibles
                                 -----------  ----------   ---------- ----------
                                 -----------  ----------   ---------- ----------
     Total operating expenses        49,371      58,539     148,885    182,480
                                 -----------  ----------   ---------- ----------

Operating income from
continuing operations                 8,210      1,776         23,980       866
                                    ---------  ---------      --------   -------
Nonoperating income (expense),
net

    Interest expense, net            (3,538)     (5,117)    (10,896)    (15,915)

    Other income (expense), net       156            42         334         (47)

    Foreign exchange gain (loss),
    net                                (354)        813      (1,123)         549

    Expenses for affliated
    operations, net                  (1,516)          -       (2,726)         -
                                    ---------  ----------   ----------  --------
Total nonoperating income            (5,252)     (4,262)     (14,411)   (15,413)
(expense), net
                                     ---------  ----------   --------  ---------
Income (loss) before income taxes       2,958     (2,486)      9,569    (14,547)
                                     ---------  ----------   --------  ---------
Income tax provision (benefit)            250         200       3,250      1,700
                                     ---------  ----------   --------  ---------

Net income (loss)                     $ 2,708   $ (2,686)    $ 6,319   $(16,247)
                                     =========  ==========   ========  =========

Basic net income (loss) per share     $  0.09   $  (0.11)    $  0.22    $ (0.66)
                                     =========  ==========   ========  =========

Shares used in calculating basic
     net income (loss) per share       28,819      24,889     28,372      24,707
                                     =========  ==========   ========  =========

Diluted net income (loss) per share   $  0.09   $  (0.11)    $  0.22   $  (0.66)
                                     =========  ==========   ========  =========

Shares used in calculating diluted
     net earnings (loss) per share     29,211      24,889     28,907      24,707
                                     =========  ==========   ========  =========


Results from continuing operations
excluding infrequent, and
  acquisition related adjustments:

Income (loss) before income taxes      2,958     (2,486)      9,569    (14,547)


Infrequent & acquisition related
charges

Amortization of goodwill & other
purchased intangibles                   1,832      7,378      6,134      22,088

    Restructuring charges                 154        363        646       2,997

    Gain on sale of investment          (165)          -        (165)     (270)

    Loss on sale of business
    (Other expense)                     -          -          -            240
                                    --------  ----------   --------   ---------
Total infrequent and
acquisition related  charges          1,821     7,741        6,615      25,055

                                    --------  ----------   --------   ---------

Adjusted net income(loss)
before taxes                          4,779       5,255       16,184      10,508

Income tax provision                    250        475         3,250       1,425
                                  ----------  ----------   ----------   --------
Adjusted net income(loss)           $ 4,529     $ 4,780     $ 12,934     $ 9,083
                                  ==========  ==========   ==========   ========

Shares used in calculating
diluted adjusted net income
per share                            29,211      25,744       28,907      25,732

                                   =========  ==========   ==========   ========

Diluted adjusted
net income per share               $  0.16     $  0.19      $  0.45     $  0.35
                                  =========  ==========   ==========   =========

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                  (Unaudited)

                                                       Three Months Ended
                                                 September 27,    September 28,
                                                     2002             2001

(In thousands)
Cash flow from operating activites:
Net Income/( Loss)                                  2,708            (2,686)

Adjustment to reconcile net income (loss) to net cash provided by operating activities:

  Depreciation expense                              2,220               3,411

  Amortization expense                              2,078               6,908

  Provision for bad debt                            2,048                 906

  Amortization of deferred gain                     (265)                (397)

  Other                                             2,091                 972

Add decrease (increase) in assets:
  Accounts receivables, net                         2,869               4,590

  Inventories                                      (3,089)              9,311

  Deferred income taxes                            (1,044)                (1)

  Other current and noncurrent assets              (1,132)                538

  Effect of foreign currency
  translation adjustment                             (251)              1,681

Add increase (decrease) in liablilities:
  Accounts payable                                   1,614                688

  Accrued compensation                               1,356                856

  Deferred tax liability                                 -               (313)

  Other accrued liabilities                           (991)           (10,801)

  Deferred gain short term                            (331)               -

  Income taxes payable                                (997)               190

 Net cash provided by operating activities           8,884              15,853

 Cash flows from investing activities:
    Acquisitions, net of cash acquired                3,875              (168)

    Acquisition of property and equipment            (1,261)           (1,868)

    Capitalized patents, software
    and intangibles                                       -               (212)

 Net cash provided by (used in)
 investing activities                                 2,614             (2,248)

 Cash flow from financing activities:
    Issuance of common stock                            40                 721

    Collections(Payments)  of notes receivable          75                 (20)

    Proceeds from long-term debt and
    revolving credit lines                              -               14,062

    Payments on long-term debt and
    revolving credit lines                           (8,997)           (13,787)

 Net cash provided by (used in)
 financing activities                                (8,882)               976

 Net increase in cash and cash equivalents            2,616             14,581

 Cash and cash equivalents - beginning of period     27,736             27,822

 Cash and cash equivalents - end of period        $  30,352           $ 42,403


 Supplemental disclosures of cash flow information:
    Cash paid during the period for:
        Interest                                      $  1,099         $ 7,742

        Income taxes, net of refunds                   $  173           $  606


Note: The purchase of Levelite Technology, Inc. in 2002, a non-cash financing and investing activity, was made with shares of stock with a value of less than $6 million.
-------------------------------------------------------------------------------

                           TRIMBLE NAVIGATION LIMITED
                               Financial Dashboard
                       (Dollars in thousands, except EPS)


                                       ----------------------------------------
                                        Q3 2002         Q2 2002       Q3 2001
Period Ended                            Sep. 27         Jun. 28       Sep. 28
                                       ========================================

--------------------------------------------------------------------------------
Income Statement Metrics
                                     -------------------------------------------
   Total Revenue                        $ 114,748      $ 123,256      $ 117,437

                                     -------------------------------------------
     Engineering & Construction         $  78,993     $  79,891       $ 74,221

     Trimble Field Solutions            $  13,252     $  18,212       $ 18,017

     Component Technologies             $  14,607     $  15,175       $ 12,602

     Trimble Mobile Solutions           $   2,244     $   1,840       $ 4,412

     Portfolio Technologies             $   5,652     $   8,138       $ 8,185

                                     -------------------------------------------

   Gross Margin                            50.2%        49.5%         51.4%
                                     -------------------------------------------

   Total Segment Income (loss)          $  17,161     $ 20,720       $18,240

                                     -----------------------------------------
     Engineering & Construction         $  15,232     $ 15,151       $13,302

     Trimble Field Solutions            $   1,445     $  3,869       $ 4,120

     Component Technologies             $   2,563     $  2,374       $ 2,160

     Trimble Mobile Solutions           $  (2,836)    $ (2,844)      $(1,719)

     Portfolio Businesses               $      757    $  2,170         $377


   Corporate and Other Charges          $  (8,951)   $  (9,038)     $ (16,464)


   Non-operating income (expense)
   and income taxes                     $  (5,502)   $  (7,356)       $ (4,462)

                                     -------------------------------------------
   Net Income (loss)                    $   2,708    $  4,326         $ (2,686)

                                     ===========================================

   EBITDA                               $  10,548   $  14,978        $  12,953

                                     -------------------------------------------
     Amortization of Goodwill and       $   1,832     $   2,324        $ 7,378
     Intangibles
     Depreciation                       $   2,220     $   2,913        $ 2,944


   GAAP EPS                             $   0.09      $  0.15          $ (0.11)


   Adjusted EPS                         $   0.16      $  0.24           $ 0.19

--------------------------------------------------------------------------------
Balance Sheet and Liquidity Metrics
   Cash & Cash Equivalents              $   30,352     $   27,736     $ 42,403


   Accounts Receivables, Net            $   79,215     $   82,159     $79,229


   Inventory, Net                       $   57,368     $   52,594     $58,847


   Total Debt                           $ 149,868      $ 158,865      $244,495

                                      ------------------------------------------
     Total Short Term Debt              $ 62,336     $   66,799     $178,595

                                       -----------------------------------------
     Current Portion of
     Term Loan 3.6%                     $   21,000     $  21,000       $14,000

     Current Portion of
     Thermo Electron note 10.4%         $    -          $   -           $84,000

     Revolving Credit Facility 3.6%     $ 40,000     $  43,000          $77,000

     Other                              $ 1,336      $   2,799          $ 3,595

                                     -------------------------------------------
     Total Long Term Debt               $ 87,532     $  92,066          $65,900

                                     ------------------------------------------
     Term Loan 3.6%                     $ 16,600     $  21,600          $64,000

     Thermo Electron note 10.4%         $ 69,136     $  68,670          $     -


     Other                              $ 1,796         $ 1,796          $1,900


   Equity                               $ 187,323      $180,636       $ 118,259


   Working Capital                      $ 34,114        $ 26,724       $(74,566)


   Capital Expenditures                 $ 1,261         $ 2,430         $1,868


   Cash Flow from Operations*           $ 8,884         $ 6,933         $15,853


--------------------------------------------------------------------------------
Financial Ratios
   Days Sales Outstanding                 52             58             56

   Days Sales in Inventory                92             77             94

   Current ratio                         1.2             1.2            0.7

   Debt to Equity                        0.8             0.9            2.1

-------------------------------------------------------------------------------
Other
   Headcount                            2,067         2,068            2,153
-------------------------------------------------------------------------------

Notes:
Trimble Field Solutions consists of Geographic Information Systems (GIS) and Agriculture. Portfolio Technologies consists of Tripod Data Systems (TDS) and Military and Advanced Systems (MAS).
* Cash Flow from Operations includes impact of exchange rate changes on cash.